Exhibit 99.1

For Immediate Release

NUTRACEA APPOINTS NEW CHIEF FINANCIAL OFFICER

PHOENIX, AZ, June 8, 2010 —NutraCea (NTRZ), a world leader in stabilized rice bran (SRB) nutrient research and technology, today announced the Company’s Board of Directors has appointed J. Dale Belt Executive Vice President, Chief Financial Officer and Chief Accounting Officer, effective June 15, 2010. Mr. Belt replaces William J. Cadigan, a Tatum LLC partner, who has been Vice President of Finance since July 2009 and interim Chief Financial Officer since February 2010. Mr. Belt, currently the Managing Director at Sierra Consulting, has been a financial advisor to NutraCea since November 2009. He is a Certified Public Accountant registered in both Arizona and Kentucky, a Certified Turnaround Professional and a Certified Insolvency & Restructuring Advisor.

W. John Short, NutraCea Chairman and CEO, said “As a key member of the senior management team Bill was instrumental in helping us position our entry into Chapter 11 in a manner that will allow us to exit a stronger, more viable company.  We are grateful to Bill for his expertise, leadership and wisdom as well as the extraordinary effort he has put into our restructuring over the past ten months.

“We are equally pleased to have a financial professional of Dale’s caliber and experience step into the permanent CFO role. His turnaround experience coupled with his financial and operating expertise will contribute significantly to our completing a successful restructuring of the Company as we work toward an exit from Chapter 11 later this year.”

Belt brings over 30 years experience to NutraCea in finance and accounting in both the private and public sectors.   Early in his career, he spent six years at Coopers & Lybrand (now PricewaterhouseCoopers (PwC).   Following, he spent over 15 years in the private sector having held various senior management positions including chief financial officer, treasurer and president with diverse organizations.  His extensive industry experience includes among others wholesale/retail food manufacturing and beverage marketing and distribution.

In 1999 Belt began his restructuring practice with PwC where he served as a consultant to numerous companies ranging from startups to large multinationals.  Prior to joining Sierra Consulting, a leader in the turnaround, receivership and consulting services industry,  in 2008, Belt was with FTI Consulting, Inc. a New York Stock Exchange listed  global business advisory firm for six years.

Forward Looking Statement

This release contains forward-looking statements, including statements about the Company’s successful restructuring and exit from bankruptcy. These statements are made based upon current expectations that are subject to risk and uncertainty. The Company does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward- looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in the Company's filings with the Securities and Exchange Commission, including the Company's most recent periodic report.

About NutraCea

NutraCea is a world leader in production and utilization of stabilized rice bran. NutraCea holds many patents for stabilized rice bran (SRB) production technology and proprietary products derived from SRB. NutraCea's proprietary technology enables the creation of food and nutrition products to be unlocked from rice bran, normally a waste by-product of standard rice processing. More information can be found in the Company's filings with the SEC and by visiting our website at http://www.NutraCea.com.

Investor Relations Contact:
Marilynn Meek
Financial Relations Board
212-827-3773
mmeek@frbir.com